EXHIBIT 4.4

THE WARRANTS REPRESENTED HEREBY WILL BE VOID AND OF NO VALUE UNLESS EXERCISED WITHIN THE TIME LIMITS HEREIN PROVIDED.

MED BIOGENE INC.

COMMON SHARE PURCHASE WARRANT

DATED:             , 2008

Number of Warrants:	Warrant Certificate No.:

THIS IS TO CERTIFY THAT, for value received,

(the “Holder”) is the registered holder of      share purchase warrants (the “Warrants”) of MED BIOGENE INC. (the “Company”). Each Warrant entitles the Holder to subscribe for and purchase, subject to the terms hereof including, without limitation, certain adjustment provisions, one common share (a “Share”) in the share capital of the Company for an exercise price of $0.20 per Share (the “Exercise Price”) until 4:00 p.m. (Vancouver time) on             , 2010 (the “Expiry Time”) after which time the Warrants represented hereby shall expire; provided that, if, over a period of 20 consecutive trading days after              , 2008 (the “Closing Date”) and until the Expiry Time, the daily volume weighted average trading price of the Company’s common shares on the TSX Venture Exchange (the “TSXV”), or such other stock exchange where the majority of the trading volume occurs, exceeds $0.40 on each of those 20 consecutive days, the Company may give notice in writing to the Warrant Holder within 30 days of such an occurrence that the Warrants shall expire at 4:00 p.m. (Vancouver time) on the 30th day following the giving of such notice unless exercised by the Holder prior to such date.

The right to acquire Shares may only be exercised by the Holder within the time set forth above by:

(a)	duly completing and executing the Exercise Form attached hereto as Appendix A; and

(b)	surrendering this Warrant Certificate and delivering a completed Exercise Form and a certified cheque or bank draft in an amount equal to the Exercise Price multiplied by the number of Shares to be acquired, subject to adjustment in accordance with the terms hereof, to the Company at its principal office address shown on the Exercise Form.

This Warrant Certificate shall effectively be surrendered only upon personal delivery hereof or, if sent by mail or other means of transmission, upon actual receipt thereof by the Company at the address shown on the Exercise Form or such other address as may be specified by the Company, in a written notice to the Holder, from time to time.

Upon the exercise of all or any of the Warrants in the manner described above, the person or persons in whose name or names the Shares issuable upon exercise of the Warrants are to be issued shall be deemed for all purposes to be the holder or holders of record of such Shares and the Company covenants that it will, within three business days of the surrender of this Warrant Certificate, cause to be sent to the person or persons at the address or addresses specified in the Exercise Form certificates representing such Shares .

The Holder of this Warrant Certificate may acquire any lesser number of Shares than the total number of Shares which may be acquired upon exercise of the Warrants represented by this Warrant Certificate. In such event, the Holder shall be entitled to receive a new Warrant Certificate representing Warrants exercisable to acquire up to the balance of the Shares which may be acquired.

Subject to the terms hereof and the terms set forth in the Transfer Form attached hereto, the Warrants may be transferred. No transfer of the Warrants will be effective unless this Warrant Certificate, accompanied by a duly executed Transfer Form or other instrument of transfer in such form as the Company may from time to time prescribe, together with such evidence of the genuineness of each endorsement, execution and authorization and of other matters as may reasonably be required by the Company, are delivered to the Company. No transfer of the Warrants will be made if in the opinion of counsel to the Company such transfer would result in the violation of any applicable securities laws.

The Holder of this Warrant Certificate may, at any time prior to the Expiry Time, upon surrender of this Warrant Certificate to the Company, exchange this Warrant Certificate for other Warrant Certificates entitling the Holder to acquire, in the aggregate, the same number of Shares as may be acquired under this Warrant Certificate.

The holding of the Warrants evidenced by this Warrant Certificate shall not constitute the Holder hereof a shareholder of the Company or entitle the Holder to any right or interest in respect thereof except as expressly provided for herein.

From and after the date hereof, the Exercise Price and the number of Shares deliverable upon the exercise of the Warrants will be subject to adjustment as follows:

(a)

In case of any reclassification of the Shares or change of the Shares into other shares, or in case of the consolidation, merger, reorganization or amalgamation of the Company with or into any other Company or entity which results in any reclassification of the Shares or a change of the Shares into other shares, or in case of any transfer of the undertaking or assets of the Company as an entirety or substantially as an entirety to another person (any such event, a “Reclassification of Shares”), at any time prior to the Expiry Time, the Holder shall, after the effective date of such Reclassification of Shares and upon exercise of the right to purchase Shares hereunder, be entitled to receive, and shall accept, in lieu of the number of Shares to which the Holder was theretofore entitled upon such exercise, the kind and amount of shares and other securities or property which the Holder would have been entitled to receive as a result of such Reclassification of Shares if, on the effective date thereof, the Holder had been the registered holder of the number of Shares to which the Holder was theretofore entitled upon such exercise. If necessary, appropriate adjustments shall be made in the application of the provisions set forth in this section with respect to the rights and interests thereafter of the Holder in order that the provisions set forth in this section shall thereafter correspondingly be made applicable as nearly as may be reasonable in relation to any shares or other securities or property thereafter deliverable upon the exercise of the Warrants evidenced hereby.

(b)	If and whenever at any time prior to the Expiry Time the Company shall:

(i)	subdivide the Shares into a greater number of shares;

(ii)	consolidate the Shares into a lesser number of shares; or

(iii)	issue Shares, Participating Shares or Convertible Securities (both such terms as defined below in paragraph (g)) to all or substantially all of the holders of Shares by way of a stock dividend or other distribution on the Shares payable in Shares, Participating Shares or Convertible Securities;

(any such event, a “Capital Reorganization”) and any such event results in an adjustment in the Exercise Price pursuant to paragraph (c), the number of Shares purchasable pursuant to the Warrants evidenced hereby shall be adjusted contemporaneously with the adjustment of the Exercise Price by multiplying the number of Shares theretofore purchasable on the exercise thereof by a fraction the numerator of which shall be the Exercise Price in effect immediately prior to such adjustment and the denominator of which shall be the Exercise Price resulting from such adjustment.

(c)	If and whenever at any time prior to the Expiry Time, the Company shall undertake a Capital Reorganization, the Exercise Price shall, on the effective date, in the case of a subdivision or consolidation, or on the record date, in the case of a stock dividend, be adjusted by multiplying the Exercise Price in effect on such effective date or record date by a fraction: (A) the numerator of which shall be the number of Shares and Participating Shares outstanding immediately before giving effect to such Capital Reorganization; and (B) the denominator of which is the number of Shares and Participating Shares outstanding immediately after giving effect to such Capital Reorganization. The number of Shares and Participating Shares outstanding shall include the deemed conversion into or exchange for Shares or Participating Shares of any Convertible Securities distributed by way of stock dividend or other such distribution. Such adjustment shall be made successively whenever any event referred to in this paragraph shall occur.

(d)	Any issue of Shares, Participating Shares or Convertible Securities by way of a stock dividend or other such distribution shall be deemed to have been made on the record date thereof for the purpose of calculating the number of outstanding Shares under paragraphs (e) and (f).

(e)	If and whenever at any time prior to the Expiry Time, the Company shall fix a record date for the issuance of rights, options or warrants (other than the Warrants evidenced hereby) to all or substantially all the holders of Shares entitling them, for a period expiring not more than 45 days after such record date, to subscribe for or purchase Shares, Participating Shares or Convertible Securities at a price per share (or having a conversion or exchange price per share) of less than 95% of the Current Value (as defined below) of the Shares on such record date (any such event, a “Rights Offering”), the Exercise Price shall be adjusted immediately after such record date so that it shall equal the price determined by multiplying the Exercise Price in effect on such record date by a fraction:

(i)	the numerator of which shall be the aggregate of: (A) the number of Shares outstanding on such record date; and (B) a number determined by dividing whichever of the following is applicable by the Current Value (as hereinafter defined) of the Shares on the record date: (1) the amount obtained by multiplying the number of Shares or Participating Shares which the holders of Shares are entitled to subscribe for or purchase by the subscription or purchase price; or (2) the amount obtained by multiplying the maximum number of Shares or Participating Shares which the holders of Shares are entitled to receive on the conversion or exchange of the Convertible Securities by the conversion or exchange price per share; and

(ii)	the denominator of which shall be the aggregate of: (A) the number of Shares outstanding on such record date; and (B) whichever of the following is applicable: (1) the number of Shares or Participating Shares which the holders of Shares are entitled to subscribe for or purchase; or (2) the maximum number of Shares or Participating Shares which the holders of Shares are entitled to receive on the conversion or exchange of the Convertible Securities.

Any Shares owned by or held for the account of the Company shall be deemed not to be outstanding for the purpose of any such computation. Such adjustment shall be made successively whenever such a record date is fixed.

To the extent that such Rights Offering is not so made or any such rights, options or warrants are not exercised prior to the expiration thereof, the Exercise Price shall then be readjusted to the Exercise Price which would then be in effect if such record date had not been fixed or if such expired rights, options or warrants had not been issued.

(f)	If and whenever at any time prior to the Expiry Time, the Company shall fix a record date for the distribution to all or substantially all the holders of Shares of:

(i)	shares of any class, whether of the Company or any other company;

(ii)	rights, options or warrants;

(iii)	evidences of indebtedness; or

(iv)	other assets or property;

and if such distribution does not constitute a Capital Reorganization or a Rights Offering or does not consist of rights, options or warrants entitling the holders of Shares to subscribe for or purchase Shares, Participating Shares or Convertible Securities for a period expiring not more than 45 days after such record date and at a price per share (or having a conversion or exchange price per share) of at least 95% of the Current Value of the Shares on such record date (any such non-excluded event, a “Special Distribution”), the Exercise Price shall be adjusted immediately after such record date so that it shall equal the price determined by multiplying the Exercise Price in effect on such record date by a fraction: (A) the numerator of which shall be the amount by which (1) the amount obtained by multiplying the number of Shares outstanding on such record date by the Current Value of the Shares on such record date, exceeds (2) the aggregate fair market value (as determined by the external auditors of the Company, which determination shall be conclusive) to the holders of such Shares of such Special Distribution; and (B) the denominator of which shall be the total number of Shares outstanding on such record date multiplied by such Current Value.

Any Shares owned by or held for the account of the Company shall be deemed not to be outstanding for the purpose of any such computation. Such adjustment shall be made successively whenever such a record date is fixed.

To the extent that such Special Distribution is not so made or any such rights, options or warrants are not exercised prior to the expiration thereof, the Exercise Price shall then be readjusted to the Exercise Price which would then be in effect if such record date had not been fixed or if such expired rights, options or warrants had not been issued.

(g)	For the purpose of this Warrant: (i) “Participating Share” means a share (other than a Share) that carries the right to participate in earnings to an unlimited degree; and (ii) “Convertible Security” means a security convertible into or exchangeable for a Share or a Participating Share or both.

(h)	Notwithstanding the foregoing, no adjustment shall be made pursuant to this Warrant Certificate in respect, from time to time, of:

(i)	the issue by the Company of Shares purchasable on exercise of the Warrants represented by this Warrant Certificate;

(ii)	dividends (payable in cash, Shares or Participating Shares) declared payable on the Shares in any fiscal year of the Company to the extent that the aggregate value of such dividends, when aggregated with the aggregate value of any dividends previously declared payable on the Shares in such fiscal year, do not exceed 50% of the aggregate consolidated net income of the Company, before extraordinary items, for its immediately preceding fiscal year; or

(iii)	the issue by the Company of Shares pursuant to any stock option, stock option plan, stock purchase plan or benefit plan in force at the date hereof for directors, officers, employees, advisers or consultants of the Company, as such option or plan is amended or superseded from time to time in accordance with the requirements of the of the TSXV or any other stock exchange or quotation system on which the Shares are then listed or quoted for trading and applicable securities laws, and such other stock option, stock option plan, stock purchase plan or benefit plan as may be adopted by the Company in accordance with the requirements of the of the TSXV or any other stock exchange or quotation system on which the Shares are then listed or quoted for trading and applicable securities laws.

(i)	In any case in which this Warrant Certificate shall require that an adjustment shall become effective immediately after a record date for an event referred to herein, the Company may defer, until the occurrence of such event, issuing to the Holder, upon the exercise of the Warrants evidenced hereby after such record date and before the occurrence of such event, the additional Shares or securities or other property issuable upon such exercise by reason of the adjustment required by such event; provided, however, that the Company shall deliver to the Holder an appropriate instrument evidencing the Holder’s right to receive such additional Shares or securities or other property upon the occurrence of the event requiring such adjustment and the right to receive any distributions made on any such additional Shares or securities or other property on and after such exercise.

(j)	The adjustments provided for in this Warrant Certificate are cumulative, shall, in the case of adjustments to the Exercise Price, be computed to the nearest one-tenth of one cent and shall apply (without duplication) to successive Reclassifications of Shares, Capital Reorganizations, Rights Offerings and Special Distributions; provided that, notwithstanding any other provision of this section, no adjustment of the Exercise Price shall be required unless such adjustment would require an increase or decrease of at least 1% of the Exercise Price then in effect (except upon a consolidation of the outstanding Shares); provided, however, that any adjustments which by reason of this paragraph are not required to be made shall be carried forward and taken into account in any subsequent adjustment.

(k)	No adjustment in the number of Shares which may be purchased upon exercise of the Warrants evidenced hereby or in the Exercise Price shall be made pursuant to this Warrant Certificate if the Holder is entitled to participate in such event on the same terms mutatis mutandis as if the Holder had exercised the Warrants evidenced hereby for Shares prior to the effective date or record date of such event.

(l)	In the event of any question arising with respect to the adjustments provided in this Warrant Certificate, such question shall conclusively be determined by a firm of chartered accountants appointed by the Company (who may be the Company’s auditors) and acceptable to the Holder, acting reasonably. Such accountants shall have access to all necessary records of the Company and such determination shall be binding upon the Company and the Holder.

(m)	As a condition precedent to the taking of any action which would require an adjustment in the subscription rights pursuant to the Warrant, including the Exercise Price and the number of such classes of shares or other securities or property which are to be received upon the exercise thereof, the Company shall take all corporate action which may, in the opinion of external counsel, be necessary in order that the Company has reserved and there will remain unissued out of its authorized capital a sufficient number of Shares for issuance upon the exercise of the Warrants evidenced hereby, and that the Company may validly and legally issue as fully paid and non-assessable all the shares of such classes or other securities or may validly and legally distribute the property which the Holder is entitled to receive on the full exercise thereof in accordance with the provisions hereof.

(n)	At least 14 days prior to the effective date or record date, as the case may be, of any event which requires an adjustment in the subscription rights pursuant to this Warrant Certificate, including the Exercise Price and the number and classes of shares or other securities or property which are to be received upon the exercise thereof, the Company shall give notice to the Holder of the particulars of such event and the required adjustment.

(o)	The Company shall not be required to issue fractional Shares in satisfaction of its obligations hereunder. If any fractional interest in a Share would, except for the provisions of this section, be deliverable upon the exercise of a Warrant, the Company shall in lieu of delivering the fractional Shares therefor satisfy the right to receive such fractional interest by payment to the holder of such Warrant of an amount in cash equal (computed in the case of a fraction of a cent to the next lower cent) to the value of the right to acquire such fractional interest on the basis of the Current Value at the date of exercise of the Warrant.

(p)	If this Warrant Certificate becomes stolen, lost, mutilated or destroyed, the Company shall, on such terms as it may in its discretion acting reasonably impose, issue and deliver to the Holder a new Warrant Certificate of like denomination, tenor and date as the Warrant Certificate so stolen, lost, mutilated or destroyed.

For the purpose of any computation under this Warrant Certificate, the “Current Value” of the Shares at any date shall be determined as:

(a)	the weighted average closing price of the Shares traded through the facilities of the TSXV for the five trading days prior to that date;

(b)	if the Shares are not listed on the TSXV, the weighted average closing price of the Shares traded through the facilities of such other stock exchange or quotation system on which the Shares are listed or through which the Shares are quoted for the five trading days prior to that date; or

(c)	if the Shares are not listed on the TSXV or any other stock exchange or quoted through a quotation system, the fair value thereof as determined in good faith by an independent brokerage or accounting firm selected by the Company and satisfactory to the Holder, acting reasonably. The Company shall be solely responsible for paying all fees and expenses of such independent brokerage firm.

This Warrant Certificate shall be governed and construed in accordance with the laws of the Province of British Columbia and the federal laws of Canada applicable therein. The parties hereto irrevocably attorn to the jurisdiction of the courts of the Province of British Columbia.

Time shall be of the essence hereof.

IN WITNESS WHEREOF the Company has caused this Warrant Certificate to be executed by its duly authorized officer.

MED BIOGENE INC.

Per:
Authorized Signatory

APPENDIX A

EXERCISE FORM

TO:	MED BIOGENE INC.
#300 - 2386 East Mall
Gerald McGavin Building
Vancouver, British Columbia V6T 1Z3

The undersigned holder of the attached Warrant Certificate hereby subscribes for      common shares (the “Shares”) in the share capital of MED BIOGENE INC. pursuant to the terms of the Warrant Certificate at the Exercise Price (as defined in the Warrant Certificate) on the terms specified in the Warrant Certificate and contemporaneously with the execution and delivery hereof makes payment therefor on the terms specified in the Warrant Certificate.

The undersigned irrevocably hereby directs that      Shares be issued and delivered as follows:

Name in Full	Address	Number of Shares

DATED      this day of         ,         .

WARRANTHOLDER:

Per:
Authorized Signatory

Instructions:

The registered holder may exercise its right to receive Shares by completing this form and surrendering this form, the Warrant Certificate representing the Warrants being exercised and payment of the Exercise Price as specified above to the Company at its principal office address as set out above. Certificates for Shares will be sent to the holder within three business days after the exercise of the Warrants.

APPENDIX B

TRANSFER FORM

For value received, the undersigned hereby sells, transfers and assigns unto

                            (please print name of transferee)

of

(please print address of transferee)

                                                                                                                       warrants represented (please insert number of warrants to be transferred)

by the within certificate.

DATED this      day of         , 20        .

NOTICE: THE SIGNATURE TO THIS TRANSFER MUST CORRESPOND WITH THE NAME AS WRITTEN UPON THE FACE OF THE WARRANT CERTIFICATE, IN EVERY PARTICULAR, WITHOUT ALTERATION OR ENLARGEMENT, OR ANY CHANGE WHATEVER

Signature
guaranteed by:
NOTICE: THE SIGNATURE OF THE TRANSFEROR SHOULD BE GUARANTEED BY A BANK, FINANCIAL INSTITUTION OR STOCK BROKER WHOSE SIGNATURE IS ACCEPTABLE TO THE COMPANY.

The signature of this transfer must correspond exactly with the name as written on the face page hereof.

Warrants shall only be transferable in accordance with applicable laws and the resale of warrants and shares issuable upon exercise of warrants may be subject to restrictions under such laws.